EXHIBIT (a).1

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         IAI INVESTMENT FUNDS III, INC.

                  The undersigned officer of IAI Investment Funds III, Inc. (the "Corporation"), a corporation subject to the provisions of Chapter 302A of the Minnesota Statutes, hereby certifies that the Corporation's Board of Directors and shareholders, at meetings held May 13, 1998 and September 23, 1998, respectively, adopted the resolutions hereinafter set forth; and such officer further certifies that the amendments to the Corporation's Amended and Restated Articles of Incorporation set forth in such resolutions were adopted pursuant to said Chapter 302A.

                  WHEREAS, the Corporation is registered as an open-end management investment company (i.e., a mutual fund) under the Investment Company Act of 1940 and offers its shares to the public in several series, each of which represents a separate and distinct portfolio of assets; and

                  WHEREAS, it is desirable and in the best interests of the holders of the Series B and Series C shares of the Corporation (also known as the "IAI Developing Countries Fund" and "IAI Latin America Fund") that the assets belonging to such series be liquidated; and

                  WHEREAS, the Corporation wishes to provide for the pro rata distribution of the proceeds of such liquidation received by it to holders of shares of the Corporation's IAI Developing Countries Fund and IAI Latin America Fund and the simultaneous cancellation and retirement of the outstanding shares of the Corporation's IAI Developing Countries Fund and IAI Latin America Fund; and

                  WHEREAS, the Corporation has approved a Plan of Liquidation and Dissolution providing for the foregoing transactions; and

                  WHEREAS, the Plan of Liquidation and Dissolution requires that, in order to bind all holders of shares of the Corporations IAI Developing Countries Fund and IAI Latin America Fund, to the foregoing transactions, and in particular to bind such holders to the cancellation and retirement of the outstanding shares of the Corporation's IAI Developing Countries Fund and IAI Latin America Fund, it is necessary to adopt an amendment to the Corporation's Amended and Restated Articles of Incorporation.

                  NOW, THEREFORE, BE IT RESOLVED, that Section 5(a) of the Corporation's Amended and Restated Articles of Incorporation be, and the same hereby is, amended as set forth below.

         5.(a) Ten billion (10,000,000,000) of the Shares may be issued by the Corporation in a series designated "Series A Common Shares." The remaining 9,990,000,000,000 Shares authorized by this Article 5 shall initially be undesignated Shares (the

         "Undesignated Shares"). Any series of the Shares shall be referred to herein individually as a "Series" and collectively herein, together with any further series from time to time created by the Board of Directors, as "Series." The Undesignated Shares may be issued in such Series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any Series as may be adopted from time to time by the Board of Directors of the Corporation pursuant to the authority hereby vested in the Board of Directors. Each Series of Shares which the Board of Directors may establish, as provided herein, may evidence, if the Board of Directors shall so determine by resolution, an interest in a separate and distinct portion of the Corporation's assets, which shall take the form of a separate portfolio of investment securities, cash and other assets. Authority to establish such separate portfolios is hereby vested in the Board of Directors of the Corporation, and such separate portfolios may be established by the Board of Directors without the authorization or approval of the holders of any Series of Shares of the Corporation. Such investment portfolios in which Shares of the Series represent interests are also hereinafter referred to as "Series."

                  (1) As of 3:00 p.m. Central time on the date upon which these Articles of Amendment are filed with the Minnesota Secretary of State, the assets belonging to such shares, and the Special Liabilities, General Assets and General Liabilities associated with such assets, shall be sold. For purposes of the foregoing, "assets belonging to," "Special Liabilities," "General Assets" and "General Liabilities" have the meanings set forth in Article 7(b), (c) and (d) of the Corporation's Amended and Restated Articles of Incorporation.

                  (2) All issued and outstanding Series B and Series C Common Shares shall simultaneously be canceled on the books of the Series and retired. From and after this time, the Series B and Series C Common Shares canceled and retired pursuant to paragraph 5(a)(1) above shall have the status of Undesignated Shares.

                  IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment on behalf of the Corporation on September 23, 1998.

                                         IAI INVESTMENT FUNDS III, INC.



                                         By /s/ William C. Joas
                                            ------------------------------------
                                            William C. Joas, Secretary

Dated: September 23, 1998